Exhibit 99.1

Summary of 2015 Non-Employee Director Compensation

The Non-employee Director compensation plan for 2015 (the “Plan”) applies solely to members of the Company’s board of directors who are not employees of the Company (each, a “Non-employee Director”). Pursuant to the Plan, each Non-employee Director will receive: (i) annual cash compensation of $22,000; and (ii) an annual award of such number of shares of the Company’s common stock that has a Fair Market Value (as defined in the Company’s Amended and Restated 2005 Stock Incentive Plan) of $29,000 on January 12, 2015; provided that such shares are restricted and will vest on November 30, 2015. Each Non-employee Director serving on the Company’s Audit Committee or Compensation Committee will receive an additional $1,000 per quarter in cash for each such committee on which the director serves.

In addition, the Non-executive Chairman of the Company’s board of directors shall receive an additional number of shares of the Company’s common stock having a Fair Market Value of $50,000 on January 12, 2015, provided that such shares are restricted and will vest on November 30, 2015.

Each Non-employee Director currently serving on the Acquisition Committee of the Board will receive $50,000, to be paid during the first half of 2015; provided, that these payments are subject to such Committee member’s continued service as a member of such Committee as of the date of the respective payment.